Global Healthcare REIT to Acquire Skilled Nursing Facility in South Carolina

ATLANTA, Georgia — August 14, 2015 — Global Healthcare REIT, Inc. (OTCQB: GBCS), a company that owns healthcare properties and leases them to senior care facility operators, has signed a definitive purchase agreement to acquire a 112-bed skilled nursing facility in Ridgeway, South Carolina for $3.0 million.

The company expects to complete the transaction by the end of the current quarter and finance the acquisition with traditional financing.

“As our first in South Carolina, this acquisition will further strengthen our presence across the Southeast and South Atlantic regions,” noted Christopher Brogdon, CEO of Global Healthcare REIT. “We are actively pursuing other potential acquisitions as well.”

Since the company began an acquisition program in 2013, it has purchased 11 senior healthcare facilities representing more than 1,000 beds.

About Global Healthcare REIT

Global Healthcare REIT acquires real estate properties primarily engaged in the healthcare industry, including skilled nursing homes, medical offices, hospitals and emergency care facilities. The company does not operate its own healthcare facilities, but leases its properties under long term operating leases. It currently owns interest in 11 facilities primarily across the Southeastern U.S. For further information, visit www.gbcsreit.com.

Forward-looking Statements

This press release may contain projection and other forward-looking statements. Any such statement reflects the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur and actual results could differ materially from those presented. There can be no assurance that the Company will be able to declare and pay cash dividends to common stockholders in the future, or the frequency or amount of such dividends, if any. A discussion of important factors that could cause actual results to differ from those presented is included in the Company’s periodic reports filed with the Securities and Exchange Commission (at http://www.sec.gov).

Investor Relations Contact:

Ron Both

Liolios Group, Inc.

Tel 949-574-3860

gbcs@liolios.com